EXHIBIT 99.1
CONTACTS:
Mark Carter, VP Strategic Initiatives and Investor Relations (704) 557-8386
Joe Calabrese, Financial Relations Board (212) 827-3772
SNYDER’S-LANCE, INC. ANNOUNCES RESULTS FROM
ANNUAL MEETING OF STOCKHOLDERS
Charlotte, N.C., May 3, 2011 — Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) today announced the results from its Annual Meeting of Stockholders held on May 3, 2011. The stockholders approved each of the proposals voted on at the meeting.
Election of Directors
The following nominees were elected to the Snyder’s-Lance, Inc. Board of Directors to serve until the Annual Meeting of Stockholders in 2014:
C. Peter Carlucci, Jr.

James W. Johnston

W. J. Prezzano

Patricia A. Warehime
The Board of Directors is currently comprised of twelve members, each of whom serves for a three-year term.
Ratification of Selection of KPMG LLP as Independent Public Accountants
The stockholders ratified the selection of KPMG LLP as the independent registered public accounting firm for fiscal year 2011.
Advisory Vote on Executive Compensation
The stockholders approved the advisory resolution approving the compensation paid to Snyder’s-Lance, Inc. named executive officers.
Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation
The stockholders voted to hold an advisory vote on the compensation of Snyder’s-Lance, Inc. named executive officers, also known as a “say on pay vote,” every year.
About Snyder’s-Lance, Inc.
Snyder’s-Lance, Inc., headquartered in Charlotte, North Carolina, manufactures, markets and distributes snack foods throughout the United States and internationally. The company’s products include pretzels, sandwich crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder’s-Lance has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Texas, Florida, Ohio, and Ontario, Canada. Products are sold under brand names including Snyder’s of Hanover, Lance, Cape Cod, Jays, Tom’s, Krunchers!, Grande, Archway, O-Ke-Doke, and Stella D’oro along with a number of private label and third party brands. Products are distributed widely through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels.